Exhibit 99.3
APOLLO GROUP, INC.
STOCK APPRECIATION RIGHT ASSUMPTION AGREEMENT
APTIMUS, INC.
2001 STOCK PLAN
Participant: «Employee»,
          STOCK APPRECIATION RIGHT ASSUMPTION AGREEMENT made as of the 29th day of October 2007 by Apollo Group, Inc., an Arizona corporation (“Apollo”).
          WHEREAS, the undersigned individual (“Participant”) holds one or more outstanding stock appreciation rights to acquire shares of the common stock of Aptimus, Inc., a Washington corporation (“Aptimus”), which were granted to Participant under the Aptimus, Inc. 2001 Stock Plan (the “Plan”) and which are each evidenced by a Stock Appreciation Right Agreement (the “SAR Agreement”).
          WHEREAS, Aptimus has been acquired by Apollo through the merger of Aptimus into a wholly-owned Apollo subsidiary (the “Merger”) pursuant to the Agreement and Plan of Merger by and among Apollo Group, Inc., Asteroid Acquisition Corporation and Aptimus (the “Merger Agreement”).
          WHEREAS, the provisions of the Merger Agreement require Apollo to assume the obligations of Aptimus under all stock appreciation rights outstanding under the Plan at the consummation of the Merger and to issue to the holder of each such outstanding stock appreciation right an agreement evidencing the assumption of such stock appreciation right by Apollo.
          WHEREAS, pursuant to the provisions of the Merger Agreement, the applicable exchange ratio (the “SAR Exchange Ratio”) in effect for the assumption of the outstanding stock appreciation rights under the Plan, as determined in accordance with the formula provisions of the Merger Agreement, is 0.0858564 shares of Apollo Class A common stock (“Apollo Stock”) for each share of Aptimus common stock (“Aptimus Stock”) subject to such an outstanding stock appreciation right.
          WHEREAS, Apollo’s assumption of Participant’s outstanding stock appreciation rights under the Plan became effective immediately upon the consummation of the Merger (the “Effective Time”), and the purpose of this Agreement is to reflect certain adjustments to Participant’s outstanding stock appreciation rights which have become necessary by reason of such assumption.
          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of Aptimus Stock subject to the stock appreciation rights held by Participant immediately prior to the Effective Time (the “Aptimus SARs”) and the base price in effect per share are set forth below. Apollo hereby assumes, as of the Effective Time, all the duties and obligations of Aptimus under each of the Aptimus SARs. In connection with such assumption, the number of shares of Apollo Stock subject to each Aptimus SAR hereby assumed and the base price in effect thereunder are hereby adjusted to reflect the SAR Exchange Ratio. Accordingly, the number of shares of Apollo Stock subject to each Aptimus SAR hereby assumed shall be as specified for that SAR below, and the adjusted base price per share of Apollo Stock under the assumed Aptimus SAR shall also be as indicated for that SAR below.

APTIMUS SARs	APOLLO ASSUMED SARs

# of Shares of Apollo
# of Shares of Aptimus,		Group, Inc. Class A
Inc. Common Stock	Base Price per Share	Common Stock	Adjusted Base Price per Share

	$		$
          2. The intent of the foregoing adjustments to each assumed Aptimus SAR is to assure that the spread between the aggregate fair market value of the shares of Apollo Stock subject to each such SAR and the aggregate base price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Aptimus Stock subject to the Aptimus SAR and the aggregate base price in effect at such time under the SAR Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of base price per share to fair market value per share which existed under the Aptimus SAR immediately prior to the Merger.
          3. The following provisions shall govern each Aptimus SAR hereby assumed by Apollo:
          (a) Unless the context otherwise requires, all references in each SAR Agreement and, if applicable, in the Plan (as incorporated into such SAR Agreement): (i) to the “Company” shall mean Apollo, (ii) to “Share” shall mean a share of Apollo Stock, (iii) to the “Board” shall mean the Board of Directors of Apollo, (iv) to the “Committee” shall mean the Compensation Committee of the Apollo Board of Directors and (v) to the “Plan Administrator” shall mean the Compensation Committee of the Apollo Board of Directors.

          (b) The grant date and the expiration date of each assumed Aptimus SAR and all other provisions which govern either the exercise or the termination of the assumed Aptimus SAR shall remain the same as set forth in the SAR Agreement applicable to that SAR, and the provisions of the SAR Agreement shall accordingly govern and control Participant’s rights under this Agreement with respect to the exercise of the assumed Aptimus SARs and the acquisition of Apollo Stock thereunder.
          (c) Pursuant to the terms of the Plan and the SAR Agreement, none of the SARs assumed by Apollo vested or became exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each such assumed Aptimus SAR shall continue to vest and become exercisable as to any presently unvested shares of Apollo Stock subject to those SARs in accordance with the same installment vesting schedule in effect under the applicable SAR Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the SAR Exchange Ratio.
          (d) The appreciation distribution to which Participant shall be entitled upon each exercise of the assumed Aptimus SAR in accordance with the terms of the SAR Agreement, as modified by this Stock Appreciation Right Assumption Agreement, shall be made solely in shares of Apollo Stock, with any fractional share to be rounded down to the next whole share and the cash equivalent of that fractional share to be paid to Participant at the time of exercise.
          (e) For purposes of applying any and all provisions of the SAR Agreement and/or the Plan relating to Participant’s continuous status as an employee or a consultant of Aptimus, Participant shall be deemed to remain in such continuous status as an employee or a consultant for so long as Participant renders services as an employee or a consultant to Apollo or any present or future Apollo subsidiary. Accordingly, the provisions of the SAR Agreement governing the termination of the assumed Aptimus SARs upon Participant’s cessation of service as an employee or a consultant of Aptimus shall hereafter be applied on the basis of Participant’s cessation of employee or consultant status with Apollo and its subsidiaries, and each assumed Aptimus SAR shall accordingly terminate, within the designated time period in effect under the SAR Agreement for that SAR, following such cessation of service as an employee or a consultant of Apollo and its subsidiaries.
          (f) In order to exercise each assumed Aptimus SAR, Participant must deliver to Apollo a written or electronic notice of exercise in which the number of shares of Apollo Stock as to which that SAR is to be exercised must be indicated. Any written notice of exercise must be delivered to Apollo at the following address:

Apollo Group, Inc.
4615 E. Elwood St.
Phoenix, AZ 85040
Attention: Stock Administration
          (g) Upon each exercise of the assumed Aptimus SARs, Apollo shall withhold, from the shares of Apollo Stock otherwise issuable to Participant as the appreciation distribution on the exercised SAR, a portion of those shares with a Fair Market Value (as defined below) equal to the applicable federal, state and local income and employment taxes required to be withheld by Apollo upon such exercise of the SAR; provided, however, that the number of shares of Apollo Stock which Apollo shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy Apollo’s required tax withholding obligations using the minimum statutory withholding rates for federal and state purposes, including payroll taxes, that are applicable to supplemental taxable income. For purposes of this agreement, “Fair Market Value” per share of Apollo Stock on any relevant date shall be the closing price per share of such Apollo Stock on date in question on the stock exchange serving as the primary market for the Apollo Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other stock exchange on which the Apollo Stock is then primarily traded. If there is no closing price for the Apollo Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.
          4. Except to the extent specifically modified by this Stock Appreciation Right Assumption Agreement, all of the terms and conditions of each SAR Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Appreciation Right Assumption Agreement.
          IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Stock Appreciation Right Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 29th day of October, 2007.

APOLLO GROUP, INC.

By:

Title:

ACKNOWLEDGMENT
          The undersigned acknowledges receipt of the foregoing Stock Appreciation Right Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Aptimus SARs hereby assumed by Apollo are as set forth in the SAR Agreement, the Plan (as applicable) and such Stock Appreciation Right Assumption Agreement.

«Employee», PARTICIPANT
DATED:                                         , 2007

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